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                                                                     EXHIBIT 4.1
                     HEALTH CARE AND RETIREMENT CORPORATION
                            RIGHTS SECOND AMENDMENT


     SECOND AMENDMENT, dated as of June 10, 1998 (this "Amendment"), to the Rights Agreement, dated as of May 2, 1995 as amended by the Amendment dated as of June 10, 1998, between HEALTH CARE AND RETIREMENT CORPORATION, a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent"), as authorized by resolution of the board of directors of the Company on June 9, 1998 and ratified by such board on August 13, 1998 (the "Rights Agreement").

     The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

     In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

     1. The first sentence of Section 1.1 of the Rights Agreement is hereby amended by replacing "and (B)" in the 31st line thereof with "or (B)".

     2. Each of Sections 7.1 and 13.2 of the Rights Agreement is hereby amended by adding the following proviso: "provided, however, none of the Merger, the Merger Agreement, the Ancillary Agreements or the transactions contemplated by any of such agreements shall be subject to this Section."

     3. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

     4. The Rights Agreement, as amended by this Amendment, and each Right and each Rights Certificate exist under and pursuant to the Delaware General Corporation Law.

     5. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     6. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.


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     7. Except as expressly set forth herein, this Amendment to the Rights
Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.


                                     HEALTH CARE AND RETIREMENT
                                     CORPORATION



                                     By: /s/ R. Jeffrey Bixler
                                         -----------------------------
                                         Title: Vice President


                                     HARRIS TRUST AND SAVINGS BANK


                                     By: /s/ Laura J. Kochis
                                         ------------------------------
                                         Title: Vice President






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